Exhibit 99.1

TOREADOR REPORTS FOURTH-QUARTER, FULL-YEAR 2004 RESULTS

2004 Earnings per Share Increase to $1.99; Revenues Rise 25%

DALLAS, TEXAS – (March 8, 2005) – Toreador Resources Corporation (NASDAQ: TRGL) today reports a year-over-year improvement in financial results, with income applicable to common shares of $24.6 million, or $1.99 per diluted share, compared with income applicable to common shares of $1.9 million, or $0.20 per diluted share, in 2003. A noncash currency translation adjustment of $1.1 million was incurred during the fourth quarter of 2004 as a result of a GAAP requirement that the company account for its Turkish nonmonetary assets in U.S. dollars rather than in Turkish lira, as previously was the case. The change in functional currency was required because Turkey is considered a hyper-inflationary operating environment under applicable accounting rules. The increased level of the company’s capital expenditures in Turkey during 2004 warranted this currency adjustment.

Operating income from continuing operations for 2004 was $1.4 million, which included a nonrecurring charge for seismic costs of $1.8 million in the Black Sea’s South Akcakoca sub-basin. Although the seismic survey was part of the area’s development program after the company’s natural-gas discovery there in 2004, a strict interpretation of successful efforts accounting pronouncements necessitated the immediate expensing of these seismic costs rather them capitalizing them. For 2003, operating income from continuing operations was $873,000.

The year-over-year improvement in earnings per diluted share was primarily due to:

•	An $18.2 million net gain on the sale of Toreador’s U.S. mineral and royalty portfolio recorded in the first quarter of 2004,
•	A $5.0 million gain for foreign currency exchange transactions realized in the first quarter of 2004, and
•	Higher commodity prices

Revenues for full-year 2004 were $21.0 million, a 25% increase over full-year 2003 revenues of $16.8 million.

“We are pleased with 2004 results and believe they reflect the progress we have made in recent months to pursue our development program and keep expenses in line,” said G. Thomas Graves III, Toreador President and Chief Executive Officer. “However, we are disappointed that the company’s fourth-quarter earnings were adversely impacted by accounting adjustments that we believe do little to describe the actual operating conditions of our business. Toreador’s cash flow and operating margins remain strong. The fundamentals underpinning our business have not changed.

(more)

2 – Toreador Resources Corporation

“On the operations side, current companywide production is approximately 1,900 barrels of oil equivalent per day,” Graves continued. “To date we have replaced about 60% of the production attributed to the sale in January 2004 of our U.S. mineral and royalty portfolio, which was about 675 BOE per day. We currently anticipate that development drilling success in France will enable us to reach and ultimately surpass our objective of replacing all of the production sold.”

In 2004, Toreador’s oil and gas production was 634,000 barrels of oil equivalent (BOE) versus production of 665,000 BOE for 2003. The company’s average realized oil price per barrel for 2004 was $35.24, a 35% increase over the average realized oil price per barrel of $26.02 in 2003. The average realized gas price in 2004 was $5.65 per thousand cubic feet (Mcf), 19% higher than the average realized gas price of $4.74 per Mcf in 2003.

For reference, Toreador’s proved reserves totaled 13.8 million barrels of oil equivalent (MMBOE) at December 31, 2004, compared with proved reserves of 13.6 MMBOE at December 31, 2003, net of the company’s sale of its U.S. mineral and royalty assets in January 2004. After deducting production of 600,000 BOE, proved reserves at December 31, 2004, increased 800,000 BOE, or 6%, from the December 31, 2003, level. The company used an average realized oil price of $37.30 per barrel of Brent crude, an average realized oil price of $41.69 per barrel of West Texas Intermediate crude and an average realized gas price of $5.66 per Mcf to calculate its 2004 year-end reserves.

FOURTH-QUARTER 2004 RESULTS

For the fourth quarter of 2004, Toreador reported a loss applicable to common shares of $102,000, or $0.01 per diluted share, compared with a loss applicable to common shares of $214,000, or $0.02 per diluted share, for the fourth quarter of 2003.

The company recorded an operating loss from continuing operations for the fourth quarter of 2004 of $808,000, compared with an operating loss from continuing operations for the year-ago period of $1.0 million. Fourth-quarter 2004 revenues were $6.4 million versus fourth-quarter 2003 revenues of $3.2 million.

During the fourth quarter of 2004, Toreador’s oil and gas production was 165,000 BOE versus fourth-quarter 2003 oil and gas production of 141,000 BOE. The increase was due to additional production from France.

The company’s average realized price oil price per barrel for the fourth quarter of 2004 was $40.33, a 54% increase over the average realized oil price per barrel of $26.12 in the year-ago period. The average realized gas price for the fourth quarter of 2004 was $5.85 per Mcf, 38% higher than the average realized gas price of $4.24 per Mcf in the fourth quarter of 2003.

(more)

3 – Toreador Resources Corporation

EARNINGS CONFERENCE CALL SET FOR TODAY

Toreador will host a conference call today at 3 p.m. Central standard time (4 p.m. Eastern standard time) to discuss fourth-quarter and full-year 2004 financial and operating results. For reference, this news release is posted on the company’s web site, www.toreador.net. Click on News Releases.

Active call participants who wish to ask questions during the conference call should dial toll-free 800-798-2801, passcode 57792424 about 15 minutes before the scheduled conference call time to be connected to the call. International callers should dial 617-614-6205, passcode 57792424. Those who wish only to listen to the live audio webcast may access the webcast via Toreador’s Internet home page at www.toreador.net. Click on Investor Relations and then Presentations.

Those unable to participate in the live call may hear a rebroadcast at www.toreador.net or may dial toll-free 888-286-8010, passcode 47125824 to listen to a replay of the call. International callers should dial 617-801-6888, passcode 47125824.

OPERATIONS

Turkey

Toreador anticipates completing its analysis of the 3D seismic survey of the South Akcakoca sub-basin in the Black Sea during the first-quarter 2005 after which the company’s offshore drilling program would begin in late April. The company plans a consecutive three-well appraisal program. If successful, the wells will be completed and suspended as future producers. The company will have the option to drill up to five additional wells using the same rig that drilled the first three wells. Phased development of this natural-gas play is anticipated with production targeting the nearby onshore industrial market beginning in the second half of 2006. Toreador discovered natural gas in the area in September 2004. Toreador is operator and holds a 36.75% working interest in this acreage.

Onshore Turkey, Toreador is reprocessing seismic data on the Calgan-2 exploratory well, which encountered oil shows when it was drilled during the fourth quarter of 2004. Based on information processed to date from the seismic data, the company expects to sidetrack the well but has not yet determined the direction and length of the lateral extension. Toreador expects to initiate the sidetrack by mid-2005. Toreador is operator and owns a 75% working interest in the Calgan-2 well.

France

In the Charmottes Field, the Charmottes-108 well, a horizontal development well, has today reached a total depth of 9,570 feet of which 1,969 feet were drilled horizontally. The well encountered oil shows over 1,122 feet. The company expects to begin preliminary testing of the Charmottes-108 this week. Toreador will then shut in the well in order to drill the Charmottes-110, a second horizontal development well, from the same drill site. The company expects to spud the Charmottes-110 next week.

Toreador plans to complete construction of expanded production facilities in the Charmottes Field by mid-year 2005. The expanded facilities will accommodate the Charmottes-108 and -110 wells, as well

(more)

4 – Toreador Resources Corporation

as the Charmottes-109 well, currently producing on a limited basis, and any future successful development wells. Until these facilities are completed, temporary storage will accommodate production from the Charmottes-108 and -110 wells, which could be put on line as early as April.

If the Charmottes-108 and -110 wells are successful, the company could drill another two to four horizontal wells in the Charmottes Field in late 2005 and in 2006. In addition, Toreador expects to drill at least one additional well in 2005 to exploit the reserves in the Charmottes Field’s Donnemarie formation, which produces at a depth of about 8,600 feet. Two of the company’s Charmottes wells currently are producing from this formation.

Toreador also plans to initiate a seven-well development program in the four-field Neocomian complex during the second quarter of 2005.

During the second half of 2005, Toreador plans to drill up to six exploratory wells on its 183,000-acre Courtenay permit. The analysis of a geochemical study that will supplement existing geophysical and subsurface data should be completed during the first half of the year. The work will help to further identify potential well locations.

Toreador is operator and holds a 100% working interest in the Charmottes and Neocomian fields and Courtenay permit.

Romania

In January, Toreador re-entered the first of six wells on its 1,325-acre Fauresti Block. The well has been perforated and hydraulically fractured, and the company is preparing to test the well. Toreador anticipates re-entering five additional wells and drilling two new development wells on the Fauresti Block this year.

Toreador also expects to re-enter a well on the Viperesti Block and will continue to gather geological and geophysical information, as well as reprocess seismic data, on both the Viperesti and Moinesti blocks. Toreador is operator and has a 100% working interest in its Romanian concessions.

EARNINGS GUIDANCE

First-Quarter 2005 Estimates

RANGE
Revenues	$6.0 million	-	$6.5 million
Costs and expenses	$5.0 million	-	$4.6 million
Operating income	$1.0 million	-	$1.9 million
Income applicable to common shares	$0.8 million	-	$1.7 million
Earnings per diluted share	$0.06	-	$0.13

(more)

5 – Toreador Resources Corporation

These forecasted results are based on an estimated average daily production range of 1,750 to 1,850 BOE and an average estimated realized commodity price of $36.00 to $40.00 per BOE for the first quarter of 2005.

These projections are based on assumptions and anticipated results that are subject to numerous uncertainties and no major currency fluctuations and dry-hole costs. Earnings-per-share forecasts are based on estimates of average weighted diluted shares outstanding.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Romania, Turkey and Trinidad. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company’s web site, www.toreador.net.

Safe-Harbor Statement -- Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

CONTACTS:

Toreador Resources
Douglas W. Weir, SVP and CFO
Crystal C. Bell, Director, Investor Relations

214-559-3933 or 800-966-2141

(Tables Follow)

6 – Toreador Resources Corporation

TOREADOR RESOURCES CORPORATION (in thousands, except per share amounts)

	Three Months Ended December 31		Twelve Months Ended December 31

SELECTED FINANCIAL RESULTS	2004	2003	2004	2003
Revenues:
Oil and natural gas sales	$6,401	$3,237	$21,014	$16,828
Other revenues	-	-	14	18
Total revenues	6,401	3,237	21,028	16,846

Costs and expenses:
Lease operating	1,837	1,329	6,873	6,651
Exploration and acquisition	649	1,599	1,633	2,411
Seismic costs - S. Akcakoca Sub-Basin	1,769	-	1,769	-
Depreciation, depletion, and amortization	1,158	1,004	3,726	3,417
Reduction in force	56	45	172	511
General and administrative	1,740	279	5,475	2,983
Total costs and expenses	7,209	4,256	19,648	15,973
Operating income (loss)	(808)	(1,019)	1,380	873

Other income (expense):
Equity in earnings of unconsolidated inv.’s	673	28	694	22
Gain (loss) on sale of properties & other assets	(381)	(25)	(336)	80
Foreign currency exchange gain (loss)	233	-	5,044	979
Turkish currency remeasurement	(1,140)	-	(1,140)	-
Interest and other expense	(107)	(114)	(1,215)	(1,020)
Total other income (expense)	(722)	(111)	3,047	61
Benefit from income taxes	(2,417)	(1,193)	(3,313)	(266)
Income from continuing operations	887	63	7,740	1,200
Income (loss) from discontinued operations, net of tax	(815)	(124)	17,539	1,182
Net income (loss)	72	(61)	25,279	2,382
Dividends on preferred shares	174	153	714	500
Income (loss) applicable to common shares	$(102)	$(214)	$24,565	$1,882

Basic earnings (loss) per share	$(0.01)	$(0.02)	$2.57	$0.20
Diluted earnings (less) per share	$(0.01)	$(0.02)	$1.99	$0.20

Weighted average shares outstanding:
Basic	9,775	9,338	9,571	9,338
Diluted	9,775	9,338	12,817	9,347

SELECTED OPERATING RESULTS
Production
Oil production (MBbl)	141	117	539	542
Natural gas production (MMcf)	147	146	566	740
Equivalent production (MBOE)	165	141	634	665

Prices
Average oil price per Bbl	$40.33	$26.12	$35.24	$26.02
Average natural gas price per Mcf	5.85	4.24	5.65	4.74
Average equivalent price per BOE	39.55	25.93	35.00	26.47